Exhibit 5.1

25 March 2025

Oatly Group AB (publ)

Ångfärjekajen 8

211 19 Malmö

Sweden

Ladies and Gentlemen:

We have acted as counsel as to Swedish law to Oatly Group AB (publ) (reg. no. 559081-1989), a limited liability company incorporated under the laws of Sweden (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (as amended, the “Registration Statement”) and the related base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”) relating to the offer and resale by certain selling shareholders named therein of ordinary shares of the Company (“Ordinary Shares”) that are issuable upon conversion of the Company’s 9.25% Convertible Senior PIK Notes due 2028 (the “Convertible Notes” and the ordinary shares issuable upon conversion of the Convertible Notes, the “Note Shares”), in the form of American Depositary Shares, each representing 20 Ordinary Shares.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

1.	the Registration Statement;

2.	the Base Prospectus;

3.	a copy of the articles of association (Sw. bolagsordning) of the Company, as amended on 6 March 2023 (the “Articles of Association”);

4.

a copy of the certificate of registration (Sw. registreringsbevis) for the Company, issued by the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”) on 18 March 2025, showing relevant entries in the Swedish Company Registry (Sw. bolagsregistret) as per such date; and

5.	a copy of the minutes of the meetings of the board of directors of the Company, held on 19 March 2025, inter alia, approving the Registration Statement and the registration hereof with the Commission.

The documents mentioned in items (1) – (5) above are referred to as the “Corporate Documents” and individually a “Corporate Document.”

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the assumptions set out in Appendix A and the assumptions set forth below, and subject to the qualifications set out in Appendix B and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.

The Note Shares will, when issued and sold as set forth in the Base Prospectus and in one or more prospectus supplements thereto, pursuant to a duly authorized, executed and delivered purchase, underwriting or similar agreement, and upon registration with the SCRO, have been duly authorized and validly issued, fully paid and non-assessable (subject in each case to the receipt of valid considerations by the Company for the issue thereof).

The opinions expressed above are limited to questions arising under laws of Sweden. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case Advokat AB
SP / JT

Appendix A

Assumptions

In rendering the opinions contained herein, we have assumed that:

1.

the accuracy and completeness of: all factual representations made in the documents examined by us and of any other information set out in public registers or that has otherwise been supplied or disclosed to us; and as we have not made any independent investigation thereof you are advised to seek verification of such matters or information from other parties or seek comfort in respect thereof in other ways;

2.

that any meeting of the board of directors or shareholders of the Company have been duly convened and conducted with proper quorum and that the resolutions passed at such meetings have been passed by a sufficient majority or sufficient quorum, that no such resolutions have been revoked or varied and that they remain in full force and effect and that the board of directors has taken all actions and passed all requisite resolutions necessary to authorize the issuance and sale of the Convertible Notes and Note Shares;

3.

that the Company and its board of directors have acted in accordance with the general clause (Sw. generalklausulen) in the Swedish Companies Act and provisions regarding good market practice in connection with resolving to issue Note Shares;

4.	at or prior to the time of the delivery of the Note Shares, the payment for such Note Shares will have been received by the Company;

5.

that when the Convertible Notes are converted into the Note Shares in accordance with the terms of the Investment Agreement, the Subscription Agreement and of the respective terms and conditions of the Convertible Notes, the Note Shares will be duly registered in the names of the persons who subscribe for or purchase Note Shares. The Note Shares were duly registered in the names of the selling shareholders in the Company’s registrar;

6.	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete;

7.

that all documents, authorizations, powers of attorney and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

8.

that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

9.

all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals; and

10.	that there has been no mutual or relevant unilateral mistake of fact and that there exists no fraud or duress.

Appendix B

Qualifications

Our opinions are subject to the following qualifications in addition to any qualifications set forth elsewhere in this opinion letter:

1.

pursuant to the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), an act, resolution or decision may be set aside or amended for providing undue advantage to a shareholder or another person to the disadvantage of the company or another shareholder;

2.	we express no opinion as to the exact interpretation of any particular wording in the Corporate Documents by any court;

3.

this opinion letter is given only with respect to the laws of Sweden as in force today and as such laws are currently applied by Swedish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Sweden;

4.	in rendering this opinion letter we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible;

5.

we express no opinion as to, or as to the effect on the opinions contained in this opinion letter of, laws, rules and regulations such as (i) banking and insurance laws and regulations; (ii) antitrust or unfair competition laws or regulations (iii) tax laws and regulations; (iv) labor, pension or employee benefit laws and regulations; (v) patent, copyright, trademark or other intellectual property laws and regulations; (vi) environmental laws and regulations; (vii) health and safety laws and regulations; (viii) land use and zoning laws and regulations; (ix) laws, regulations and policies relating to racketeering, criminal and civil forfeiture, emergencies, foreign asset or trading controls, corrupt practices, national security, terrorism or money laundering or governing foreign investment in the United States; and (x) any laws which in our experience are not normally applicable with respect to general business corporations or transactions of the type contemplated by the Corporate Documents; and

6.

this opinion letter is expressed in the English language whilst addressing and explaining institutions and concepts of the laws of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of Sweden would construe contractual language expressed in English where the contract would be subject to the laws of Sweden. However, we believe that such courts may pay attention to the meaning and import of such expressions in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed, in construing, for the purposes of the laws of Sweden, what the parties intended to put in writing.